UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to section 240.14a-12

THE STUDENT LOAN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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SUPPLEMENT DATED NOVEMBER 26, 2010

TO

PROXY STATEMENT DATED NOVEMBER 1, 2010

750 Washington Boulevard

Stamford, Connecticut 06901

SPECIAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON DECEMBER 2, 2010

GENERAL INFORMATION

This supplement is being mailed on or about November 26, 2010, to the stockholders of record of The Student Loan Corporation (which we refer to herein as the company), as of the close of business on November 1, 2010. The following information supplements, and should be read in conjunction with, the proxy statement, dated November 1, 2010, of the company, which was previously mailed to you on or about November 2, 2010, relating to the proposals to (1) authorize the transactions contemplated by the Asset Purchase Agreement (which we refer to herein as the SLM Transaction Agreement), dated as of September 17, 2010, by and among the company and certain of its affiliates, Citibank, N.A. (which we refer to herein as CBNA) and SLM Corporation (which we refer to herein as SLM) and certain of its affiliates and (2) adopt the Agreement and Plan of Merger (which we refer to herein as the DFS Merger Agreement), dated as of September 17, 2010, by and among the company, Discover Bank and Academy Acquisition Corp. and to approve the merger of Academy Acquisition Corp. with and into the company, with the company continuing as the surviving corporation and as a wholly owned subsidiary of Discover Bank (which we refer to herein as the DFS Merger).

ADJOURNMENT OF THE SPECIAL MEETING

In order to give stockholders adequate time to consider the additional disclosures contained in this supplement, the company will adjourn the special meeting of stockholders immediately after it is convened on December 2, 2010. The company expects to announce the date, time and location at which the adjourned meeting will reconvene at the meeting on December 2, 2010 where the adjournment is taken.

While the company anticipates consummating the Transactions by the end of 2010, in light of the adjournment and other matters, it is possible that consummation of the Transactions will not occur until the first quarter of 2011.

ADDITIONAL DISCLOSURES

As previously disclosed on pages 65-66 of the proxy statement under “The Transactions – Litigation,” on September 20, 2010, September 24, 2010 and October 6, 2010, three putative shareholder class action complaints were filed in the Court of Chancery of the State of Delaware on behalf of all shareholders of the company (other than defendants) challenging the proposed DFS Merger. The consolidated action is captioned In re The Student Loan Corporation Litigation (Consolidated C.A. No. 5832-VCL) (which we refer to herein as the Consolidated Delaware Action). The complaint alleges, among other things, that the individual defendants and CBNA breached their fiduciary duties by failing to maximize the value to be received by the company’s stockholders and that Citigroup Inc. aided and abetted the other defendants’ breaches of fiduciary duties. In addition, on September 23, 2010, a putative shareholder class action complaint was filed in the Superior Court of the State of Connecticut on behalf of all shareholders of the company (other than defendants) challenging the proposed DFS Merger. The action is captioned Zengel v. The Student Loan Corp., et al. (Docket No. FST-CV10-6006764-S) (which we refer to herein as the Connecticut Action). The complaint alleges that the individual defendants and the company breached their fiduciary duties by failing to maximize the value to be received by the company’s stockholders and that Discover Financial Services and Citigroup Inc. aided and abetted the other defendants’ breaches of fiduciary duties. In addition, the plaintiffs under each of the Consolidated Delaware Action and the Connecticut Action have made allegations of certain disclosure deficiencies in and omissions from the proxy statement. A summary of such claims is set forth in Annex A to this supplement. The defendants vigorously deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny (i) that any further supplemental disclosure was required under any applicable statute, regulation or law and (ii) that the directors failed to maximize shareholder value by entering into the DFS Merger Agreement. Nevertheless, in order to reduce the risk of delay arising from the plaintiffs’ disclosure-related claims, the company is making certain additional disclosures in this supplement in response to certain of such claims.

The company hereby amends and supplements its proxy statement, dated November 1, 2010, in the sections identified below as follows:

Letter to Stockholders

The following information is added as the penultimate sentence of the sixth paragraph of the Letter to Stockholders contained in the cover page of the proxy statement:

THUS, A NEGATIVE VOTE ON EITHER THE SLM TRANSACTION OR THE DFS MERGER IS EFFECTIVELY A NEGATIVE VOTE ON THE CBNA TRANSACTION.

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The Transactions

Background of the Transactions

The following information is provided in addition to the information disclosed on page 32 of the proxy statement:

On January 29, 2010, the company entered into the Omnibus Agreement, which amended and restated the Original Omnibus Agreement. As previously disclosed in the company’s current report on Form 8-K, filed with the Securities and Exchange Commission on February 1, 2010, the terms of the Omnibus Agreement were significantly less favorable than those of the Original Omnibus Agreement and were expected to substantially increase the company’s funding costs and reduce net income. However, (1) the company believes that the terms of the Omnibus Agreement are reflective of, among other things, the challenging capital market conditions that were in effect at the time it was executed and (2) the company does not believe that more favorable financing alternatives were available in the market from third parties at the time the Omnibus Agreement was entered into or are currently available.

The company does not believe the Omnibus Agreement has had any adverse effect on the value of the company relative to the value of the company that could have been attained had it entered into other financing arrangements. Additionally, in light of the expectation that any transaction involving a change of control of the company would require the repayment of the Omnibus Agreement, the company does not believe that the terms of the Omnibus Agreement had an impact on any third party’s desire to bid on all or any part of the company.

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The following information is also provided in addition to the information disclosed on page 32 of the proxy statement:

Citigroup, Inc. is a current client of Proskauer with respect to matters unrelated to the Transactions. In each of Proskauer’s most recent three fiscal years, revenues from Citigroup Inc. represented less than 0.5% of Proskauer’s total revenues. These revenues were derived from matters that are unrelated to the Transactions.

Prior to joining the company, Mr. Bailey held various management positions at CBNA from 1972 to 2000, when he retired as Executive Vice President and Group Executive. Mr. Bailey is also a current shareholder of Citigroup Inc.

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The following information is provided in addition to the information disclosed on page 33 of the proxy statement:

Citigroup Inc., through its subsidiary CBNA, owns 80% of the voting power of the company. Accordingly, Citigroup Inc. has the power to cause the approval or disapproval of the adoption of the DFS Merger Agreement, the approval of the DFS Merger and the authorization of the SLM transaction without the vote of any other holders of the company’s shares. By virtue of the consolidation of the company’s financial statements with those of Citigroup Inc., Citigroup Inc. had access to financial information of the company. Additionally, Citigroup Inc. has access to significant advisory resources and expertise, including through its affiliate, Citigroup Global Markets Inc. (which acted as Citigroup Inc.’s financial advisor). For these reasons, the special committee agreed that Citigroup Inc. would coordinate the auction process, subject to the active participation, review and approval by the special committee and its independent legal and financial advisors.

***

The following information is provided in addition to the information disclosed in the second paragraph on page 40 of the proxy statement:

The statement that a price in the $30s would be required, as communicated by representatives of the special committee, represented the special committee’s negotiating position in its discussions with Citi and did not constitute or reflect an opinion or advice of either Moelis or Gleacher to the special committee or any other person as to what constituted a fair price for the company’s common stock in the DFS Merger.

***

The following information is provided in addition to the information disclosed on page 41 of the proxy statement:

At a meeting of the board of directors on April 7, 2010, the board set the compensation for special committee members as a one-time, fixed fee of $90,000 for the Chairman of the special committee, Mr. Drake, and a one-time, fixed fee of $60,000 for each of the other members of the special committee.

***

The following information is provided in addition to the information disclosed in the first paragraph on page 41 of the proxy statement:

No other persons emerged either during the course of negotiations or since announcement of the Transactions who have indicated a desire to acquire any of the assets being purchased by CBNA pursuant to the CBNA Transaction Agreement.

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Reasons for the Transactions

The last two sentences of the second bullet point on page 42 of the proxy statement are hereby amended and restated as follows:

The special committee, however, determined not to structure the DFS Merger to require the approval of at least a majority of the company’s unaffiliated stockholders. This determination was made following several discussions among representatives of the special committee and Citi in which representatives of Citi indicated its unwillingness to agree to a transaction that required approval by a majority of the minority, particularly when such approval was not required by applicable law. Based upon such discussions, the special committee did not believe that Citi would agree to proceed with the transaction if the DFS Merger were structured in a manner to require the approval of at least a majority of the company’s unaffiliated stockholders. In addition, the special committee did not believe that Citi had any material interests in the DFS Merger that are different from the interests of the company’s other stockholders generally, as Citi (1) is receiving the same per share consideration as the company’s other stockholders, (2) is not participating in the DFS Merger in any manner different from the company’s other stockholders and (3) will not have any interest in the surviving corporation.

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The following information is provided in addition to the information disclosed on page 43 of the proxy statement:

The company does not, as a matter of course, publicly disclose projections as to its future financial performance or earnings due to the unpredictability of the underlying assumptions and estimates. However, the company’s senior management did provide certain internal financial projections of the company’s operating performance to the special committee and its advisors in connection with their consideration of the proposed transactions. The special committee noted the financial projections prepared by the company’s management. The special committee considered the fact, however, that the financial projections were dependent upon (i) the company having continued access to funding on similar terms as currently in effect, (ii) the company’s ability to successfully implement its growth strategy and (iii) the risk that if the company does not successfully implement such growth strategy, the results contemplated by the financial projections might not materialize.

The inclusion of such projections herein or any other projections provided in connection with the Transactions should not be regarded as a representation by the company, its Board of Directors, or any other person that it considered, or now considers, the projections to be necessarily representative of actual future results.

The company believes that the assumptions the company’s senior management used as a basis for the projections were reasonable at the time the projections were prepared, given information the company’s senior management had at the time. However, except to the extent required by applicable federal securities laws, the company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections are shown to be in error. The assumptions upon which these projections were based are subjective in many respects and are subject to various interpretations.

Although the projections are presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market, regulatory and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the company’s control. The projections are also subject to significant uncertainties in connection with changes to the company’s business and its financial condition and results of operations, and include numerous estimates and assumptions related to the company’s business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described under “Cautionary Statements Concerning Forward-Looking Information” on page 23, all of which are difficult to predict and many of which are beyond the company’s control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections below cover multiple years, such information by its nature becomes less reliable with each successive year. For the foregoing reasons, the inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be necessarily predictive of actual future events, and they should not be relied on as such.

The following projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to the special committee and its advisors in connection with their consideration of the proposed transactions. The projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or United States generally accepted accounting principles. Furthermore, the company’s independent auditor has not examined, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them.

A summary of the projections prepared by senior management that were deemed material by the company and provided to the special committee and its advisors follows:

August 2010 Projections

($ in millions)

	Fiscal Year Ended December 31,
	2011P	2012P	2013P	2014P	2015P
Net Interest Income	$313	$290	$290	$322	$347
Total Revenue	331	323	335	379	418
Total Credit Losses	198	182	186	188	211
Net Income	(5)	1	5	31	41

The projections set forth above, which we refer to as the August Projections, differed in certain respects from the projections that were contained in the confidential offering memorandum provided to potential bidders during the auction process, which we refer to as the Offering Memorandum Projections. Such differences arose due to a number of developments that occurred during the approximately six month period between the dates the two sets of projections were made as well as due to different assumptions regarding the cost of funding the company’s balance sheet. These developments are discussed below.

On March, 30, 2010 federal legislation was enacted eliminating the private origination of FFELP student loans effective July 1, 2010. The Offering Memorandum Projections had assumed that the elimination of private origination of FFELP student loan would not take effect until July 2011, an entire year later. The changes in projected performance of the company necessitated by this early termination of private origination of FFELP student loans account for a $62 million reduction in projected Total Revenue for 2011 between the Offering Memorandum Projections and the August Projections.

The Offering Memorandum Projections assumed, for illustrative purposes, that the company would be funded under the Omnibus Agreement during 2010 and, effective January 1, 2011, the Omnibus Agreement would be replaced with a new source of funding which would provide financing priced at a rate of 70 basis points over LIBOR, which is substantially more favorable to the company than the pricing provided under the Omnibus Agreement. The August Projections assumed that the company would be funded under an omnibus facility at terms comparable to the existing Omnibus Agreement. The change of this assumption, which reflected the actual funding available to the company as a stand-alone entity, by itself accounts for a $209 million reduction in projected Total Revenue for 2011 between the Offering Memorandum Projections and the August Projections.

In addition, the origination performance of the company between February and August also required a reduction of the company’s projected revenue. The Offering Memorandum Projections contained an assumption that the company’s FFELP originations would be $3.33 billion in 2010 and $1.05 billion in 2011 and private loan originations would be $1.11 billion in 2010 and $1.32 billion in 2011. Through June 30, 2010 FFELP originations were only $2.52 billion and FFELP originations by the company were eliminated effective July 1, 2010. The company’s private loan originations through June 30, 2010 were only $402 million, requiring the company to lower its projection for 2010 private loan originations to $950 million and 2011 private loan originations to $1.036 billion, in the August Projections. This resulted in lower projected revenue over all the forecasted periods in the August Projections.

The projections contained in the confidential offering memorandum are set forth below:

Offering Memorandum Projections

($ in millions)

	Fiscal Year Ended December 31,
	2010P	2011P	2012P
Total Revenue .	$387	$597	$699
Total CreditA	$210	$231	$231
Net Income	$24	$140	$205

A – Total Credit represents total credit losses adjusted for changes in reserves.

Readers of this proxy statement are cautioned not to place undue reliance on the summary of the financial projections set forth above. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of the company.

***

The following information is provided in addition to the information disclosed on the first paragraph on page 46 of the proxy statement:

The terms of the CBNA Transaction Agreement were negotiated at arm’s length between the special committee and Citigroup Inc. Accordingly, the special committee had no insight into or knowledge of any valuation of the company or any of its assets that may have been prepared by Citigroup Inc. or its advisors nor was the special committee privy to how Citigroup factored any benefits it might achieve as a result of the Transactions into any such valuation of the company.

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Opinions of Financial Advisors to the Special Committee

Opinion of Moelis & Company LLC

The following information replaces the first paragraph and table on page 49 of the proxy statement:

Using (i) publicly disclosed market data as of September 14, 2010, (ii) the $30.00 per share cash consideration to be paid to holders of shares of common stock of the company pursuant to the DFS Merger Agreement (which we refer to herein as the merger consideration), (iii) publicly disclosed book values for the company and the selected companies as of June 30, 2010, (iv) publicly disclosed fair value adjustments to the assets and liabilities of the company and selected companies in accordance with ASC 825-10 (“Fair Value Adjustments”) as of June 30, 2010, and (v) IBES estimates for selected companies and forecasts for the company prepared by the management of the company, Moelis analyzed and compared the company’s operating financial strength to that of the selected companies on the following benchmarks: Price/Book Value (BV), Price/Tangible Book Value (TBV), Price/Fair Book Value (FBV) and Price/Earnings Per Share for 2010 (P/E). FBV for each of the company and the selected companies was determined as BV as adjusted by the Fair Value Adjustments for the applicable company. The following table summarizes the results of this analysis:

	Price / BV	Price / TBV	Price / FBV	P/E
Selected Companies (September 14, 2010)	1.22x	1.57x	0.55x	6.1x
The company (September 14, 2010)	0.30	0.30	0.69	8.6
The company ($30.00 per share)	0.46	0.46	1.04	12.9

Moelis noted that the Fair Value Adjustments disclosed for both of the selected companies imply FBV’s that are significantly higher than their respective BV’s. However, the company’s Fair Value Adjustments imply a FBV significantly lower than its BV. As a result, the analysis indicated that the Price/BV and Price/TBV multiples for the company implied by the merger consideration represented a significant discount to the Price/BV and Price/TBV multiples for the selected companies. However, the analysis indicated that the Price/FBV multiple for the company implied by the merger consideration represented a significant premium to the Price/FBV multiples for the selected companies.

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The following information is provided in addition to the disclosure under “DFS Merger Opinion” on page 50 of the proxy statement:

For the general reference of the special committee, Moelis identified and listed certain acquisitions of companies involved in, or assets related to, the student loan industry for which financial information about the acquisition and the target were not publicly available. Due to the unavailability of financial information, such transactions were not utilized by Moelis to generate an indicative value range for the company or otherwise utilized or referenced by Moelis in performing its valuation analysis. In addition, for the general reference of the special committee, Moelis identified and listed selected financial metrics for certain acquisitions of publicly traded companies in the student loan, personal credit or specialty finance (excluding vehicle or mortgage finance) or financial services industries; however, based on a search of available data from Capital IQ, Moelis did not identify any completed acquisitions after 2006 of publicly traded companies with market capitalizations of at least $250 million in the student loan, personal credit or specialty finance (excluding vehicle or mortgage finance) industries. Because the student loan industry has changed dramatically since 2006 as a result of the elimination of private FFELP student loans and other factors, such transactions were not utilized by Moelis to generate an indicative value range for the company or otherwise utilized or referenced by Moelis in performing its valuation analysis.

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The following information replaces the first and second sentences of the second paragraph on page 52 of the proxy statement :

Moelis acted as financial advisor to the special committee in connection with the DFS Merger, the CBNA Transaction and the SLM Transaction and will receive a fee of $6,500,000 for its services, $4,250,000 of which is contingent upon the consummation of the DFS Merger, the CBNA Transaction and the SLM Transaction.

***

The following information is provided in addition to the information disclosed on page 52 of the proxy statement:

Effective as of January 1, 2010, Citigroup Inc. engaged Moelis to assist in the disposition of another business that is part of Citi Holdings. The engagement letter, dated March 15, 2010, stipulated a $50,000 per month retainer fee plus various other retainer and success fees. As of September 30, 2010, Moelis’ fees in connection with this engagement were approximately $450,000.

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Opinion of Gleacher & Company Securities, Inc.

The following information is provided in addition to the information disclosed on page 58 of the proxy statement:

The analyses conducted by Gleacher reflect those analyses that Gleacher believed were appropriate in rendering its opinion. Gleacher did not conduct an analysis of comparable companies because it was asked to opine with respect to the sale of only the specific CBNA Assets in the CBNA Transaction, and not with respect to the value of the enterprise as a going concern. Comparing the value of specific assets to that of an ongoing operating company would not provide a meaningful comparison point because of the absence of, among other factors, such things as franchise value and the value of the operating platform.

Gleacher was paid a fee in the amount of $575,000 for services rendered in connection with the CBNA Transaction.

Since January 1, 2009, Gleacher has not provided any investment banking or related services to CBNA and its affiliates.

Interests of Directors and Management in the Transactions

The following information replaces the information under the heading “Retention and Severance Program” on page 59 of the proxy statement:

Retention and Severance Programs

Each of the company’s executive officers is a participant in one or both of (i) the company’s Retention and Severance Program and (ii) a retention benefits program to be offered by Discover for selected company employees. Each of the employees covered by the company’s existing Retention Severance Program, including the company’s executive officers, will receive a transaction award equal to a specified percentage of the employee’s total compensation, which is defined as the sum of the employee’s base salary plus the incentive compensation paid to the employee in respect of performance for the year prior to the year in which the change in control occurs. Each of the executive officers and employees covered by the Discover retention benefits program will receive a lump-sum payment within 30 days of the first anniversary of the closing date, provided that such employee has been continuously employed with Discover or the company through such one year anniversary, except that, if such executive officer or employee’s employment is terminated due to death or disability or by Discover without cause prior to the first anniversary of the closing date, the executive officer or employee will receive a prorated portion of the amount payable under the Discover retention benefits program (based upon the portion of the one year retention period that such executive officer or employee remained employed by Discover).

The Retention and Severance Program provides that if the company terminates the employment of a covered employee, including the company’s executive officers, without cause or a covered employee terminates his or her employment with the company or its successor for good reason, in each case, within the 12-month period following the Transaction, the employee will receive the following severance benefits: (i) a lump sum severance payment determined in accordance with the company’s existing separation pay plan, which amount will be based on the employee’s years of service prior to and following the Transaction, and (ii) outplacement services for up to 12 months, not to exceed $15,000.

As a condition to participation in the program, the officers are subject to non-solicitation and other restrictive covenants. Additionally, payment of the transaction award and severance benefits under the Retention and Severance Program are subject to the execution by the employee of a release waiving certain of his or her rights.

The following paragraph and table replaces the table set forth on page 60 of the proxy statement as well as the paragraph immediately preceding such table:

The following table sets forth, for each executive officer, the estimated amount payable: (i) under the Retention and Severance Program (including the Transaction Award and severance benefits) and in respect of accelerated equity/deferred cash awards, in each case, assuming a qualifying termination of employment as of the closing date of the DFS Merger; and (ii) under the Discover retention benefits program assuming the executive remains employed with Discover through the first anniversary of the DFS Merger. For purposes of the table, a DFS Merger date of December 31, 2010 and a Citigroup Inc. stock price of $3.95 have been assumed.

	Transaction Award	Cash Severance and/or Retention Payments(1)	Additional Severance Benefits(2)	Accelerated Equity/Deferred Cash Awards ($)
Michael Reardon	$1,200,000	$680,769	$15,000	$31,322
Joseph Guage	$338,000	$264,615	$15,000	$5,647
Christine Homer	$441,000	$140,000	$15,000	$88,211
Patricia Morris	$445,000	$64,615	$15,000	$87,860
John Vidovich	$437,000	$218,462	$15,000	$87,882
Noelle Whitehead	$169,500	$143,846	$15,000	$1,935

(1)	Include retention and severance benefits payable by the company and Discover.
(2)	Additional severance benefits are the maximum value of company provided outplacement services.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

These supplemental proxy materials contain forward-looking statements, including information relating to the DFS Merger, which are qualified in their entirety by the “Cautionary Statement Concerning Forward-Looking Information” Section of the proxy statement.

THE SPECIAL MEETING OF STOCKHOLDERS

The date, time and place of the special meeting of stockholders of The Student Loan Corporation have not changed and remain as follows:

December 2, 2010

8:30 a.m. EDT

399 Park Avenue, 12th Floor Auditorium

New York, New York 10022

As previously set forth in the proxy statement, at the special meeting of stockholders, the company’s stockholders will be asked to approve the proposal to authorize the transactions contemplated by the SLM Transaction Agreement, as it may be amended from time to time, and to adopt the DFS Merger Agreement, as it may be amended from time to time, and approve the DFS Merger. As noted above, the company will adjourn the meeting without taking any other action, and reconvene at a date, time and location to be announced at the meeting.

The board of directors of the company, after independent evaluation and acting upon the unanimous recommendation of the special committee, comprised of the four independent members of the nine member board, unanimously approved the proposed transactions, and determined the advisability of entering into the SLM Transaction Agreement and the DFS Merger Agreement. The board of directors of The Student Loan Corporation, upon recommendation of the special committee, unanimously recommends that you vote “FOR” both (i) the authorization of the transactions contemplated by the SLM Transaction Agreement and (ii) the adoption of the DFS Merger Agreement and the approval of the DFS Merger. A vote “AGAINST” either (i) the authorization of the transactions contemplated by the SLM Transaction Agreement or (ii) the adoption of the DFS Merger Agreement and approval of the DFS Merger is effectively a vote “AGAINST” the authorization of the transactions contemplated by the CBNA Transaction Agreement.

If your shares are recorded directly in your name, you may vote:

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By the Internet. Go to www.envisionreports.com/STU 24 hours a day, 7 days a week, and follow the instructions. You will need the control number that is included in the proxy materials that are sent to you. The Internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on December 1, 2010.

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By telephone. On a touch-tone telephone, call toll-free 1-800-652-8683, 24 hours a day, 7 days a week, and follow the instructions. You will need the control number that is included in the proxy materials that are sent to you. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on December 1, 2010.

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By mail. If you are a stockholder of record, you can vote by marking, dating and signing your enclosed proxy card as your name appears on the card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting by the Internet or telephone.

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At the special meeting. Whether you are a stockholder of record or a street name holder, you may vote your shares at the special meeting if you attend in person. Even if you plan to attend the special meeting, the company encourages you to vote over the Internet or by telephone prior to the meeting. It is fast and convenient, and it saves the company significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

Another proxy card is enclosed for your convenience. If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a stockholder of record of the company, you may revoke your proxy or change your vote at any time before it is exercised at the special meeting in one of three ways as described under “Special Meeting – Revocability of Proxies; Changing Your Vote” beginning on page 27 of the proxy statement. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit, prior to the date of the special meeting, a duly executed proxy with a later date. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares of the company’s common stock, you must follow directions received from your broker to change those instructions. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY PROXY TO ENSURE YOUR VOTE IS COUNTED.

Annex A

Summary of Disclosure Related Claims

Set forth below is a summary of claims made by the plaintiffs in the Consolidated Delaware Action and the Connecticut Action, relating to the adequacy of the disclosure to stockholders contained in the proxy statement. The company vigorously denies all of the plaintiffs’ claims.

Disclosures Concerning the Proposed Merger Price

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While the proxy statement references management’s financial forecasts, it does not disclose them. In addition to their general importance for valuation purposes, projections warrant particular scrutiny in the present case because the special committee appears to have rejected them in whole or part in making its determination of fairness.

Disclosures Concerning the Opinions of the Special Committee’s Financial Advisors

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The special committee’s financial advisors, Gleacher and Moelis, altered their view as to what constituted a fair price for the company’s shares from “in the 30s” on June 17, 2010 to their final analysis that $30 per share was fair, yet there are no disclosures to explain the change in what they considered to be a fair price.

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The company’s management provided financial data to Gleacher and Moelis. However, no information was provided concerning this financial information or how it was used by Gleacher and Moelis. For example, no information was provided concerning whether the company’s management provided 3 year, 5 year or 10 year projections, a “best case” and a “worst case” scenario, or any other information about the company’s data. In addition, there are no disclosures to explain how the company’s data and projections compared to Gleacher’s and Moelis’ projections, or whether they used a “best case” or a “worst case” scenario in their analysis.

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Gleacher did not use the company’s book value to value the price of the company’s shares, even though this is the standard method for valuing a financial company such as the company, yet provided no explanation for its failure to do so. Furthermore, although Moelis performed a book value analysis, it concluded that a 0.4x value of book value for the company was fair, even though it also explained that comparable companies were sold at approximately 1.3x their book values. Yet there are no disclosures to explain why Moelis apparently thought it was fair for the company to be sold at approximately 1/3 the multiple that is typically used to value financial companies.

•	There are no disclosures concerning any comparable companies that Gleacher and Moelis used to determine the value of the company.

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While Moelis prominently relied on a comparable companies analysis to support its conclusion that the Proposed Merger Price was fair, the metric upon which it relies “Price/Fair Book Value (FBV)” – is neither explained nor plausible. Moelis’ Price-to-Book Value analysis values the company, at the proposed merger consideration, at a more than 60% discount to its peers. Moelis’ Price-to- “Tangible Book Value” analysis shows the proposed merger consideration to be even more unfair – a discount of more than 70% to its peers. The only comparable companies analysis Moelis presents that supports the fairness of the Proposed Merger Price is what it calls “Price/Fair Book Value (FBV).” “Fair Book Value,” however, is not a known concept in the valuation literature, and its usage in this case is highly curious. The company’s “Fair Book Value” discounts the stated book value of its assets by more than half. By contrast, the company’s peers’ “Fair Book Value” is more than double their stated book value. Moelis provides no explanation for its sharply divergent treatment of the company’s assets, as compared to those of selected companies in substantially the same business.

•	There are no disclosures concerning the actual multiples selected and applied in the analysis, the basis for the application of each multiple and the resulting indicated value for the company.

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•	The proxy statement does not disclose whether the fees paid to Gleacher & Moelis are contingent on completion of the proposed transactions.

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The proxy statement does not include any discussion of whether any party, including Gleacher or Moelis, used a liquidation analysis to value the assets of the company, and if so, what those values were.

Disclosures Concerning the Results of CBNA’s Own Financial Analyses

•	There are no disclosures concerning the results of CBNA’s own financial analyses of the value of the company, and how those analyses compared to those of Gleacher and Moelis.

Disclosures Concerning the Sale and Valuation Processes

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Although the proxy statement makes reference to two potential additional purchasers, “Bidder X” and “Bidder Y”, it omits any additional information concerning these bidders, including whether they proposed any indication of a fair value for the company, and if so, what that value was, and any meaningful description of the negotiations that took place with Bidder X and Bidder Y, if any.

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Citigroup Inc. purchased certain remaining assets and liabilities of the company. Yet there are no disclosures concerning whether Citigroup Inc. was able to locate additional bidders for the remaining assets and liabilities of the company, and if so, whether it was successful or whether any other offers were made, or the reasons why CBNA was entitled to acquire the remaining assets and liabilities of the company for only 99.5% of book value.

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The proxy statement also omits information concerning Citigroup Inc.’s analysis of the value of the company. Citigroup Inc. did not retain an independent financial advisor, and it did not explain why this is the case. Furthermore, there are no disclosures concerning how Citigroup Inc.’s valuations compared to those of Gleacher and Moelis, what financial projections it used (3 year, 5 year or 10 year), and whether the company’s management provided any financial information to Citigroup Inc.

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The proxy statement does not disclose the effect that amending the Original Omnibus Agreement, negotiated on terms unfavorable to the company, had on the value of the company or the potential for other bidders to come forward.

•	The proxy statement does not disclose how it came to be that Citigroup Inc. was arranging the auction itself, or how and why it selected only eight potential bidders.

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Citigroup Inc. acquired the additional assets and liabilities of the company with the intention of selling them. However, the proxy statement does not disclose whether Citigroup Inc. identified potential buyers for those assets and liabilities, and if not, whether they factored the risk that they would not be able to sell them into the value of the company.

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The proxy statement describes the special committee as having made a “determination” not to require a majority of the minority vote, when neither special committee member who was deposed could specifically recall the issue being addressed.

•	The proxy statement omits any mention of the precedent transactions analysis that appears in a draft August 31, 2010 report prepared by Moelis, which indicates values between $51 and $274 per share.

Disclosures Concerning Conflicts of Interest

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Citigroup Inc. received material benefits from Discover Financial Services (millions of dollars of transition fees, typically paid to the purchasing company) and SLM (SLM used CBNA for its financing of the deal). However, the proxy statement does not disclose whether Citigroup Inc. factored those benefits into their valuation of the company.

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The proxy statement also misstates Citigroup Inc.’s interests in the proposed transactions. The proxy statement asserts that the special committee “did not believe that Citi had any material interests in the [DFS Merger] that are different from the interests of the company’s other stockholders generally as Citi (1) is receiving the same per share consideration as the company’s other stockholders, (2) is not participating in the [DFS Merger] in any manner different from the company’s stockholders and (3) will not have any interest in the surviving corporation.” This claim erroneously treats the DFS Merger as divorced from the other components of the proposed transactions. Citigroup Inc.’s interests in the proposed transactions, viewed as a whole, diverged sharply from those of the plaintiffs.

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•	The proxy statement also fails to disclose material information related to the independence of the special committee and the conflicts of interest faced by its advisors, as follows:

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The proxy statement fails to disclose that Mr. Bailey spent the majority of his career within Citigroup Inc., retiring as Executive Vice President and Group Executive at CBNA in 2000, after 28 years with the firm. Instead, the proxy statement states only that Mr. Bailey “was previously an employee of Citi.” The proxy statement also fails to disclose Ms. Handler’s ties to Citigroup Inc. and further fails to disclose whether the special committee members are shareholders of Citigroup Inc. or any of its affiliates.

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With respect to the special committee’s legal advisor, Proskauer Rose LLP (which we refer to herein as Proskauer), the proxy statement does not disclose the firm’s extensive representation of Citigroup Inc. or its affiliates.

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With respect to the special committee’s financial advisors, the proxy does not disclose either the total amount of fees paid to them, or the portion of Moelis’ fee that was contingent on the closing of the proposed transactions. The proxy statement also fails to disclose whether Gleacher performs work for Citigroup Inc. or its affiliates, and does not quantify the amount of past or current work performed for Citigroup Inc. or its affiliates by Moelis.

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With respect to the special committee members, the proxy statement does not disclose whether they earned any fees for their work on the special committee, and whether such fees, if any, are contingent on the closing of the proposed transactions.

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